Exhibit 2.9

AMENDMENT NO. 1
TO SECURITIES PURCHASE AGREEMENT
THIS AMENDMENT NO. 1 TO THE SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made as of July 3, 2018 by and among Shellpoint Partners LLC (the “Company”), NRM Acquisition LLC (the “Purchaser”), Ranieri Partners SM LLC (“RP”), Shellpoint Management Holdings LLC (“SMH”), WLR-SC Financing Conduit LLC (“WLR”), Shellpoint Group Participation LLC (“SGP”), James Curtis Faulkner (“Faulkner”), Shelter Mortgage Acquisition Corp. (“SMAC” and, together with RP, SMH, WLR, SGP and Faulkner, the “Original Sellers”), Shellpoint Services LLC, a Delaware limited liability company (the “Original Representative” and, together with Company, Purchaser and the Original Sellers, the “Original Parties”), and Shellpoint Representative LLC (solely in its capacity as the representative of the Sellers pursuant to Section 14.19 of the Agreement (as defined below), “Replacement Representative”).
WHEREAS, the Original Parties are each a party to that certain Securities Purchase Agreement, dated as of November 29, 2017, by and among the Original Parties (the “Agreement”);
WHEREAS, the Original Parties desire to amend the Agreement as set forth herein and the Replacement Representative desires to become party to the Agreement (as amended hereby) as set forth herein; and
WHEREAS, the parties hereto intend for this Amendment to qualify as an amendment to the Agreement in accordance with Section 14.08 of the Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree to amend the Agreement as follows:
1.Definitions. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement, as amended hereby.
2.    Amendments.
(a)    Replacement Representative.
(i)    The Original Representative hereby withdraws as the “Representative” under the Agreement and is no longer a party thereto in any capacity. The Original Representative represents and warrants to Purchaser that it has not taken any action or exercised any authority in its role as “Representative” pursuant to Section 14.19 of the Agreement.
(ii)    Effective as of the date hereof, the parties hereto (other than the Original Representative) (the “Releasing Parties”) shall be deemed to have released and discharged the Original Representative and its representatives (whether in such Person’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes

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of action, whether known or unknown, liquidated or contingent, relating to or arising out of the Original Representative’s role, duties, obligations or responsibilities of any kind as “Representative” under the Agreement arising following the execution of this Amendment (the “Release Time”) (but, for the avoidance of doubt, not to the extent arising prior to the Release Time). The Releasing Parties acknowledge that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Releasing Parties acknowledge that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, the Releasing Parties agree that, effective as of the Release Time, each of the Releasing Parties shall be deemed to waive any such provision. The Releasing Parties further agree that none of the their respective Subsidiaries shall, or shall permit any Subsidiary thereof to, institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the claims released by this Section 2(a)(ii).
(iii)    The Replacement Representative hereby (A) becomes “Representative” under the Agreement with the same force and effect as if originally named therein as the “Representative” and (B) agrees to all of the terms and provisions of the Agreement applicable to it as “Representative” thereunder.
(iv)    Section 14.19(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Each Seller hereby irrevocably appoints the Representative to serve (and the Purchaser hereby acknowledges that the Representative will serve) as the exclusive agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on behalf of such Seller). Without limiting the generality of the foregoing appointment, the Representative is authorized and empowered to (i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary or desirable to effectuate the Closing; (ii) execute and deliver, should it elect to do so in its sole discretion, on behalf of each Seller, any amendment to, or waiver under, this Agreement so long as the express terms of such amendment or waiver do not adversely and disproportionately affect the rights or obligations of any Seller as compared to any other Sellers, and in the case of any such effect on a Seller or Sellers, the Seller or Sellers so adversely and disproportionately affected, must provide their prior written consent for any such action to be taken; (iii) engage and employ, on behalf of the Sellers, agents and representatives (including legal counsel and other professionals) and incur such expenses as the Representative may in its sole

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discretion determine necessary or appropriate in connection with the administration of the foregoing, at the expense of the Sellers; (iv) pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Sellers in connection with this Agreement; (v) accept, deliver and receive instructions and notices required or permitted under this Agreement; (vi) take all other actions to be taken by or on behalf of any Seller and exercise any and all rights that any Seller is permitted or required to do or exercise under this Agreement; and (vii) take all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement. The Representative will have no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller will exist with respect to the Representative in its capacity as such. The agencies and proxies created hereunder by the Sellers are coupled with an interest and are therefore irrevocable without the consent of the Representative, and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and acts by the Representative will be binding upon the Sellers and no Seller will have the right to object, dissent, protest or otherwise contest the same. Without limiting the generality of the foregoing, any notice delivered or payment made by the Purchaser to the Representative will be treated as having been delivered or made, as the case may be, to each Seller entitled thereto, regardless of the actions taken or not taken by the Representative following receipt of such notice or payment. The Representative is authorized to act on behalf of the Sellers in accordance with the terms of this Section 14.19, notwithstanding any dispute or disagreement with or among the Sellers. The Purchaser and any other third party will be entitled to rely on any and all actions taken by the Representative without any liability to, or obligation to inquire of, any of the Sellers. The Purchaser and any such other third party is and will be fully protected and indemnified by the Sellers in acting or refraining from acting upon and relying upon any notice, instruction, direction, request, waiver, consent, receipt or other paper or document in writing that the Purchaser or such other third party in good faith reasonably believes has been signed by the Representative. Neither the Representative nor any of its representatives will be liable to any Seller, or any other Person, relating to the performance of the Representative’s duties and obligations under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is determined in a final and non-appealable order or judgment by a court of competent jurisdiction that the actions taken or not taken by the Representative constituted knowing, willful and intentional misconduct. The Representative and its

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representatives will be indemnified and held harmless by the Sellers, severally (and not jointly), each in accordance with their respective Securities as set forth on Schedule 5.03, from and against any and all losses, expenses and all other damages paid or otherwise incurred in any Legal Proceeding to which the Representative is made a party by reason of the fact that the Representative was acting as such pursuant to this Agreement; provided, however, that the Representative will not be entitled to indemnification hereunder to the extent it is determined in a final and non-appealable order or judgment by a court of competent jurisdiction that the actions taken or not taken by or on behalf of the Representative constituted knowing, willful and intentional misconduct. The Representative will be fully protected in acting upon any notice, statement or certificate believed by the Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act on any matter unless such action constitutes knowing, willful and intentional misconduct as determined in a final non-appealable order or judgment by a court of competent jurisdiction. The Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity or any other capacity for any of the obligations of the Company or the Sellers hereunder; and the Purchaser agrees that it will not in any event look to the assets of the Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company or the Sellers hereunder.”
(b)    Specified Sub Debt.
(i)    Section 2.02(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
“subject to Section 2.04, the Purchaser shall repay the Indebtedness set forth on Schedule 2.02(d)(ii) (such Indebtedness, the “Other Sub Debt”) (it being agreed that the Purchaser shall not be required to repay prior to or at the Closing any Indebtedness outstanding under that certain Credit Agreement, Promissory Note and Security Agreement, dated January 31, 2018, by and among MSR Seller, the Company, and Purchaser Parent);”

(ii)    Section 3.01(f) of the Agreement is hereby deleted in its entirety and replaced with the following:
“The Company shall have delivered to the Purchaser duly and fully executed payoff letters with respect to the Other Sub Debt, and each such payoff letter by its terms shall allow for the Other Sub Debt to be paid by the Purchaser concurrently with or following the Closing in accordance with Section 2.02(d) and Section 2.04;”

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(iii)    Section 7.08(e) of the Agreement is hereby amended to delete the following language:
“the Specified Sub Debt and”
(iv)    The definition of “Existing Indebtedness” in Section 13.01 of the Agreement is hereby amended to delete the following language:
“the Specified Sub Debt and”
(c)    CMG Receivable and Settlement Payments.
(i)    Closing Payment. The definition of “Closing Payment” in Section 13.01 of the Agreement is hereby deleted in its entirety and replaced by:
“ “Closing Payment” means an amount equal to (a) the Closing Purchase Price less (b) the Indemnification Holdback Amount less (c) the Special Temporary Holdback Amount (if any) less (d) the Adjustment Holdback Amount less (e) the Representative’s Fund Amount less (f) the CMG Receivable (as defined in Schedule 2(c) to Amendment No. 1).”
(ii)    Settlement Payments. The following is hereby added as Section 11.05 of the Agreement:
“Treatment of Settlement Payments. From and after the Closing, (a) if the Company or any of its Subsidiaries receives any Settlement Payment, the Purchaser shall cause the Company to promptly (in and in no case later than five (5) Business Days after the receipt thereof) remit such Settlement Payment to the Representative, (b) the Purchaser agrees to use commercially reasonable efforts to refrain from, and to cause the Company and its Subsidiaries to refrain from, taking any action that would reduce or delay any future Settlement Payment, and (c) promptly after receipt by the Representative of the amount sent to it pursuant to the foregoing clause (a), the Representative shall distribute such amount to the Sellers in accordance with their respective Pro Rata Percentages.”
(d)    Treatment of Aggregator Vehicles.
(i)    Section 7.19 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Aggregator Vehicles.

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(a)    From the execution of Amendment No. 1 through the later of (x) the end of the Third Earnout Period (as defined in Schedule A) and (y) the end of the Restricted Period, neither Shellpoint Management Holdings LLC (“SMH”) nor Shellpoint Group Participation LLC (“SGP”) shall amend, or waive any provision under, its certificate of formation or, in the case of SGP, Sections 8.4 and 13.3 of the SGP LLCA (such sections the “SGP Restricted Provisions”) or, in the case of SMH, Sections 14 or 22 of the SMH LLCA (such sections, the “SMH Restricted Provisions” and, together with the SGP Restricted Provisions, the “Restricted Provisions”), without the Purchaser’s prior written consent, it being agreed that (i) a copy of any proposed amendment or waiver shall be provided to the Purchaser in advance of its adoption, (ii) any amendment or waiver by SGP or SMH of any of the Restricted Provisions (other than to the extent allowable pursuant to clause (iii) below) shall be deemed to be adverse to the Purchaser and its Affiliates for the purposes of this Section 7.19(a), and (iii) SMH or SGP may amend such organizational documents (including any of Restricted Provisions) without the Purchaser’s consent in order to (and, in the case of any Restricted Provision, only to the extent necessary to) provide that any gain or loss associated with any profits interest or equity interest that was issued by or through SMH or SGP, as applicable, and that was forfeited or transferred by the holder thereof for any reason shall be reallocated, in a manner determined by SMH or SGP, as applicable, to some or all of the remaining profits interest or equity holders of SMH or SGP, as applicable.
(b)    From the execution of Amendment No. 1 through the later of (x) the end of the Third Earnout Period (as defined in Schedule A) and (y) the end of the Restricted Period, to the extent requested by the Purchaser, each of SGP and SMH will take any and all actions available to such Person under and in accordance with the SGP LLCA or the SMH LLCA, as applicable, to enforce against any Person the SGP Restricted Provisions and/or the SMH Restricted Provisions, in each case, to the extent applicable.”
(ii)    The following definition of “Amendment No. 1” is hereby added to Section 13.01 of the Agreement:
“ “Amendment No. 1” means Amendment No. 1, dated July 3, 2018, to this Agreement.”
(iii)    The definition of “SGP LLCA” set forth in Section 13.01 of the Agreement is hereby deleted in its entirety and replaced with the following:
“ “SGP LLCA” means the Limited Liability Company Agreement of SGP, dated December 21, 2012, as amended by that certain Amendment No. 1

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thereto, dated July 3, 2018, and as may be amended further from time to time in accordance with this Agreement.”
(iv)    The definition of “SMH LLCA” set forth in Section 13.01 of the Agreement is hereby deleted in its entirety and replaced with the following:
“ “SMH LLCA” means the Fourth Amended and Restated Limited Liability Company Agreement of SMH, dated December 31, 2012, as amended by that certain Amendment No. 1 thereto, dated July 3, 2018, and as may be amended further from time to time in accordance with this Agreement.”
(e)    Delivery of Closing Payment and Earnout Amounts.
(i)    Section 1.01(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“As consideration for the purchase and sale described in Section 1.01(a), the Purchaser shall (i) deliver the Closing Payment to the Representative at the Closing in accordance with Section 2.02(a) (subject to adjustment following the Closing in accordance with Section 1.03) and (ii) pay the Earnout Payments (other than the portion thereof payable to the participants in the Company LTIP) to the Representative pursuant to the terms and subject to the conditions set forth in Schedule A.”
(ii)    Section 2.02(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“the Purchaser shall deliver the Closing Payment to the Representative by wire transfer of immediately available funds to the account designated on Schedule 2(e) to Amendment No. 1;”
(iii)    The following is hereby added as Section 2.05 of the Agreement:
“Distribution of the Closing Payment by the Representative. Promptly after receipt by the Representative of the amount sent to it pursuant to Section 2.02(a), the Representative shall distribute such amount to the Sellers in accordance with their respective Pro Rata Percentages.”
(iv)    Section 1.01(i) of Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:
“All amounts payable to the Sellers pursuant to Section 1.01(h) or any other section of this Schedule shall be paid by wire transfer of immediately available funds to the account of the Representative designated in writing by

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the Representative to the Purchaser. Promptly after receipt by the Representative of any amount pursuant to this Section 1.01(i), the Representative shall distribute such amount to the Sellers in accordance with their respective Pro Rata Percentages.”
(f)    Distribution Allocation Schedule and Pro Rata Percentage.
(i)    Section 4.04(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
“The Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated December 30, 2015, as amended by (a) Amendment No. 1 thereto, dated as of December 30, 2015, and (b) Amendment No. 2 thereto, dated as of December 1, 2016 (the “Company Fourth A&R LLCA”), is, as of the date hereof and as of immediately prior to the Closing, the current operating agreement of the Company and the copy of the Company Fourth A&R LLCA attached hereto as Exhibit C-1 is a true and complete copy thereof. The copy of the Distribution Procedures attached hereto as Exhibit C-2 is a true and complete copy thereof. Except as provided for in the Company Fourth A&R LLCA and as would be consistent with the Distribution Procedures (as applicable), no Person has any right to receive any portion of the Closing Payment (as the same may be adjusted).”
(ii)    The following definition of “Distribution Procedures” is hereby added to Section 13.01 of the Agreement:
“ “Distribution Procedures” means, collectively, the “Agreed-upon procedures to be performed prior to the closing of the sale of the Company” and the “Agreed-upon procedures to be performed at the closing of the sale of the Company” set forth as an attachment to the Engagement Agreement, dated April 9, 2018, by and between GreerWalker LLP and the Company, which attachment is attached hereto as Exhibit C-2.”
(iii)    The definition of “Distribution Allocation Schedule” set forth in Section 13.01 of the Agreement is hereby deleted in its entirety.
(iv)    The definition of “Pro Rata Percentage” set forth in Section 13.01 of the Agreement is hereby deleted in its entirety and replaced with the following:
“ “Pro Rata Percentage” means, with respect to each Seller for any given distribution to be made by the Representative to the Sellers under this Agreement, the percentage of such distribution allocable to such Seller as determined in good faith by the Representative in accordance with the

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Company Fourth A&R LLCA and in a manner consistent with the Distribution Procedures (as applicable), taking into account the total amount previously distributed to each Seller pursuant to and accordance with the Company Fourth A&R LLCA as of the time of such distribution.”
(v)    Clause (x) of the definition of “Specified Liabilities” set forth in Section 13.01 of the Agreement is hereby deleted in its entirety and replaced with the following:
“any Person who was a member (or holder of any equity interests) of the Company or any of its equityholders or any of their respective equityholders or other Affiliates relating to any amounts distributable to the Sellers by the Representative pursuant to this Agreement or”
(vi)    The following is hereby added as the final sentence of Section 11.03 of the Agreement:
“Notwithstanding anything herein to the contrary (including, for the avoidance of doubt, any survival periods, baskets or other limitations described in Article XII), the Sellers shall severally, but not jointly, indemnify the Purchaser Indemnified Parties in full and hold them harmless against any Losses which the Purchaser Indemnified Parties may suffer or incur in connection with, resulting from or arising out of: (i) any misrepresentation, breach or inaccuracy contained in Section 4.04(c) or (ii) any nonfulfillment or breach of the covenants contained in Section 2.05 and in the second sentence of Section 1.01(i) of Schedule A to this Agreement.”

(vii)    Exhibit C to the Agreement is hereby deleted in its entirety.
(viii)    The document attached hereto as Exhibit A-1 is hereby attached to the Agreement as Exhibit C-1 thereto.
(ix)    The document attached hereto as Exhibit A-2 is hereby attached to the Agreement as Exhibit C-2 thereto.
(g)    Special Temporary Holdback Fund Matters. Section 6 of Schedule 12.08 of the Agreement is hereby deleted in its entirety and replaced with the provision specified on Schedule 2(g) hereto.
(h)    Tax Matters. Section 10.08 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Cooperation. The Purchaser, the Representative and the Sellers shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to: (a) assist in the preparation and timely filing of any Tax Return of the Company or its Subsidiaries, (b) assist in any audit or other proceeding with

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respect to Taxes or Tax Returns of such Person (whether or not a Tax Contest), (c) make available any information, records, or other documents relating to any Taxes or Tax Returns of such Person, (d) provide any information necessary or reasonably requested to allow the Purchaser or the applicable Person to comply with any information reporting or withholding requirements contained in the Code or other Laws, and (e) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Tax relating to the Company, its Subsidiaries, or the transactions contemplated by this Agreement.”

(i)    Transaction Expenses.
(i)    The following is hereby added as the final sentence of Section 1.02(a) of the Agreement:
“For the avoidance of doubt, and without limiting the foregoing, no item shall be excluded as a Transaction Expense in the Final Closing Statement based solely on the absence of such item from the Interim Closing Statement, it being agreed that each of the items set forth on Schedule 1.02(a) hereto shall be considered a Transaction Expense for purposes of determining Final TBV.”

(ii)    Schedule 2(i) hereto is added to the Schedules to the Agreement as a new Schedule 1.02(a).
(j)    Final Closing Statement Effective Time.
(i)    Section 1.02(c) of the Agreement is hereby amended by replacing the words “the day immediately preceding the Closing Date” with the following:
“June 30, 2018”

(ii)    The following is hereby added as the final sentence of Section 1.02(c) of the Agreement:
“From the Final Closing Statement Effective Time through the Effective Time, the Company shall not authorize, declare or pay any dividend.”
(k)    Earnout Periods.
(i)    Section 3.01(m) of Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:

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“ “First Earnout Period” means the period beginning at 12:00 a.m. on July 1, 2018 and ending at 11:59 p.m. on June 30, 2019.”

(ii)    Section 3.01(s) of Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:
“ “Second Earnout Period” means the period beginning at 12:00 a.m. on July 1, 2019 and ending at 11:59 p.m. on June 30, 2020.”

(iii)    Section 3.01(w) of Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:
“ “Third Earnout Period” means the period beginning at 12:00 a.m. on July 1, 2020 and ending at 11:59 p.m. on June 30, 2021.”

3.    Additional Agreements and Acknowledgements.
(a)    It is agreed and acknowledged that the “at will” employment relationship to be entered into upon the occurrence of the Closing by the individual specified on Schedule 3(a) pursuant to the Letter Agreement, dated July 3, 2018, by and between the Company and such individual, constitutes an Employment Agreement with such individual for the purposes, and in full satisfaction, of the Company’s obligations with respect to such individual under Section 7.18 of the Agreement.
(b)    It is agreed and acknowledged that the Transfer and Exchange Agreement, dated as of July 3, 2018, by and between the Company, the Representative, SMAC, RP and SMH, is permitted to continue in effect on its terms on and after the Closing without constituting a breach or other violation by any party to the Agreement of such party’s obligations under Section 7.09 of the Agreement.
(c)    It is agreed and acknowledged that Amendment No. 1, dated July 3, 2018 to the Limited Liability Company Agreement of SGP, dated December 21, 2012, was a permitted amendment thereto and the execution thereof did not constitute a breach or other violation by any party to the Agreement of such party’s obligations under Section 7.19 of the Agreement.
(d)    It is agreed and acknowledged that Amendment No. 1, dated July 3, 2018 to the Fourth Amended and Restated Limited Liability Company Agreement of SMH, dated December 31, 2012, was a permitted amendment thereto and the execution thereof did not constitute a breach or other violation by any party to the Agreement of such party’s obligations under Section 7.19 of the Agreement.
4.    Integration; References. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Agreement to the same extent as if fully set forth verbatim therein. In the event of any variation or inconsistency between any provision contained in this

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Amendment and any provision contained in the Agreement, the provision contained herein shall govern. Each reference in the Agreement to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall from and after the effective date of this Amendment refer to the Agreement as amended hereby, except in any instance in the Agreement where any such reference relates to the original date of the execution of the Agreement in which instance each such reference shall relate to the Agreement before giving effect to this Amendment.
5.    General. Except to the extent expressly modified hereby, the provisions of the Agreement remain unmodified and are hereby confirmed as being in full force and effect. This Amendment, together with the Agreement, the Exhibits and Schedules thereto, the Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the parties hereto, and supersede any and all prior and contemporaneous discussions and agreements, both written and oral, among such parties, with respect to the subject matter hereof. The headings in this Amendment are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.
6.    Assignment. Neither this Amendment nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties and any attempt to so assign or delegate without obtaining such prior written consent shall be null and void; provided, however, that the Purchaser may assign any or all of its rights or obligations under this Amendment to an Affiliate of the Purchaser upon written notice to the Replacement Representative, which assignment shall not relieve the Purchaser of any of its obligations hereunder. Subject to the foregoing, this Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
7.    Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
8.    References. The section and other headings and subheadings contained in this Amendment are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Amendment. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. All references to “Affiliates” or “Subsidiaries” of the Purchaser, with respect to periods following the Closing, shall be deemed to include the Company and its Subsidiaries. Unless the context otherwise clearly indicates, each defined term used in this Amendment shall have a comparable meaning when used in its plural or singular form.

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9.    Construction. The language used in this Amendment shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Amendment is disclosed solely for purposes of this Amendment, and no information contained shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).
10.    Third-Party Beneficiaries. Nothing expressed or referred to in this Amendment will be construed to give any Person other than the parties to this Amendment any legal or equitable right, remedy or claim under or with respect to this Amendment or any provision of this Amendment.
11.    Delivery by Electronic Transmission. This Amendment and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
12.    Counterparts. This Amendment may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
13.    Governing Law. This Amendment, and all Legal Proceedings (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment shall be governed by and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
14.    Jurisdiction. Any Legal Proceeding (whether in contract, tort or otherwise) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware, the Court of Chancery of the State of Delaware or, if such courts lack jurisdiction, any other court of the State of Delaware and the appropriate appellate courts therefrom, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have

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to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 14.03 of the Agreement (as amended hereby) shall be deemed effective service of process on such party.
15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AMENDMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, AND IN EACH CASE INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FINANCING. EACH PARTY TO THIS AMENDMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AMENDMENT MAY FILE A COPY OF THIS AMENDMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
[Signatures begin on the next page]

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

SHELLPOINT PARTNERS LLC By: /s/ Bruce J. Williams Name: Bruce J. Williams Title: Co-CEO

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

NRM ACQUISITION LLC By: /s/ Nicola Santoro, Jr. Name: Nicola Santoro, Jr. Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

SHELLPOINT SERVICES LLC By: /s/ Joe Cascetta Name: Joe Cascetta Title: Managing Member

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

SHELLPOINT GROUP PARTICIPATION LLC By: /s/ Bruce J. Williams Name: Bruce J. Williams Title: Co-CEO

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

SHELLPOINT MANAGEMENT HOLDINGS LLC By: /s/ Bruce J. Williams Name: Bruce J. Williams Title: Co-CEO

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

SHELTER MORTGAGE ACQUISITION CORP By: /s/ Marc McManus Name: Marc McManus Title: Vice President

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

WLR-SC FINANCING CONDUIT LLC By: Conduit MM LLC, its Managing Member By: WL Ross & Co LLC, its Member By: /s/ Stephen Toy Name: Stephen Toy Title: Manager

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

RANIERI PARTNERS SM LLC By: /s/ Frank J. Jaeger Name: Frank J. Jaeger Title: Chief Financial Officer & Treasurer

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

/s/ James Curtis Faulkner James Curtis Faulkner

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

SHELLPOINT REPRESENTATIVE LLC By: /s/ Saul I. Sanders Name: Saul I. Sanders Title: Co-CEO

[Signature Page to Amendment No. 1 to the Securities Purchase Agreement]

Exhibit A-1

Company Fourth A&R LLCA

(See attached)

Exhibit A-2

Distribution Procedures

(See attached)

Schedule 2(c)

(See attached)

Schedule 2(e)

(See attached)

Schedule 2(g)

(See attached)

Schedule 2(i)

(See attached)

Schedule 3(a)

(See attached)